Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP]

July 27, 2007

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

RE:        VMware, Inc.

Registration Statement on Form S-4

(File No. 333-144424)

Ladies and Gentlemen:

We have acted as special counsel to VMware, Inc., a Delaware corporation (the “Company”), in connection with the public offering of (i) options (“VMware Options”) to purchase shares (“VMware Option Shares”) of the Company’s Class A common stock, par value $0.01 per share (“VMware Stock”), and (ii) restricted VMware Stock (“VMware Restricted Stock,” together with the VMware Options and the VMware Option Shares, the “VMware Securities”). The VMware Securities are to be issued and are issuable pursuant to the offer (the “Exchange Offer”) of the Company and EMC Corporation, a Massachusetts corporation (“EMC”), to eligible employees of the Company to exchange (i) all of such employees’ options to purchase EMC common stock for VMware Options and (ii) all of such employees’ restricted EMC common stock for VMware Restricted Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the Company’s Registration Statement on Form S-4 (File No. 333-144424) as filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2007 under the Securities Act; (ii) Amendment No. 1 to the Company’s Registration Statement on Form S-4 as filed with the Commission on July 24, 2007; (iii) Amendment No. 2 to the Company’s Registration Statement on Form S-4 being filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (iv) the Tender Offer Statement on Schedule TO as filed by the Company and EMC with the Commission on July 9, 2007, including the exhibits thereto; (v) Amendment No. 1 to the Tender Offer Statement on Schedule TO being filed by the Company and EMC with the Commission on July 24, 2007, including the exhibits thereto; (vi) Amendment No. 2 to the Tender Offer Statement on Schedule TO as filed by the Company and EMC with the Commission on the date hereof, including the exhibits thereto; (vii) a specimen certificate evidencing the VMware Stock; (viii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Delaware; (ix) the Amended and Restated Bylaws of the Company; (x) the VMware 2007 Equity and Incentive Plan (the “Plan”); (xi) the forms of award agreements under the EMC Corporation 1993 Stock Option Plan; the EMC Corporation 2003 Stock Plan; the Akimbi Systems, Inc. 2004 Stock Incentive Plan; the EMC Corporation 1985 Stock Option Plan; the Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan; the EMC Corporation 2001 Stock Option Plan; the Documentum, Inc. 1996 Equity Incentive Plan; the VMware, Inc. 1998 Stock Plan; and the Dantz Development Corporation Amended and Restated 1997 Equity Incentive Plan; and (xii) certain resolutions of the Board of Directors of the Company relating to the Exchange Offer, the Plan and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations

VMware, Inc.

July 27, 2007

thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinions set forth below, we have assumed that if issued in physical form, certificates representing shares of VMware Stock in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the VMware Stock and registered by such transfer agent and registrar or, if issued in book entry form, an appropriate account statement evidencing shares of VMware Stock credited to the recipient’s account maintained with the Company’s transfer agent for VMware Stock will be issued by said transfer agent. In rendering the opinions set forth below, we have also assumed that each agreement setting forth the terms of each grant or award of VMware Options or VMware Restricted Stock will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law ss.ss. 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

Based upon and subject to the foregoing, we are of the opinion that:

1. The issuance of VMware Restricted Stock has been duly authorized by the Company and, when the Registration Statement becomes effective under the Securities Act, the Exchange Offer is consummated and the VMware Restricted Stock is issued and delivered in exchange for restricted EMC common stock as contemplated by the terms of the Exchange Offer, the VMware Restricted Stock will be validly issued, fully paid and nonassessable.

2. When the Registration Statement becomes effective under the Securities Act, the Exchange Offer is consummated and the VMware Options are delivered in exchange for options to purchase EMC common stock, each VMware Option will be a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms and conditions of the Exchange Offer, the Plan and the applicable award agreement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Skadden, Arps, Slate, Meagher & Flom LLP